UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 19, 2025

Catheter Precision, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38677	38-3661826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1670 Highway 160 West
Suite 205
Fort Mill, SC 29708
(Address of principal executive offices, including zip code)

(973) 691-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VTAK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

At the Market Offering Agreement

On May 19, 2025, Catheter Precision, Inc. (the “Company”) entered into an At Market Offering Agreement (the “Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”). Under the Agreement, the Company may offer and sell its common stock, par value $0.0001 per share, from time to time the maximum amount permissible under Securities and Exchange Commission rules, currently $1.3 million (the “Shares”), during the term of the Agreement through Ladenburg. The Company has filed a prospectus supplement relating to the offer and sale of the Shares pursuant to the Agreement. The Shares will be issued pursuant to the Company’s previously filed and effective Registration Statement on Form S-3 (File No. 333-284217), which was initially filed with the Securities and Exchange Commission on January 10, 2025 and declared effective on January 22, 2025. The Company intends to use the net proceeds from the offering, if any, to fund its operations and for working capital.

The Company is not obligated to sell any shares pursuant to the Agreement. Subject to the terms and conditions of the Agreement, Ladenburg will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of the NYSE American LLC (the “NYSE American” or the “Exchange”), to sell shares from time to time based upon the Company’s instructions, including any price, time or size limits or other customary parameters or conditions the Company may impose.

Under the Agreement, Ladenburg may sell Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, and the rules and regulations thereunder, including, without limitation, sales made directly on or through the NYSE American, on or through any other existing trading market for the Shares or to or through a market maker. If expressly authorized by the Company and the rules of the NYSE American, Ladenburg may also sell Shares in negotiated transactions. In addition, with the Company’s permission, sales may be made directly to Ladenburg as principal pursuant to a terms agreement otherwise than in at the market transactions. If any sales are made pursuant to the Agreement which are not made in at the market offerings as defined in Rule 415, including, without limitation, any placement pursuant to a terms agreement, the Company will file a Prospectus Supplement describing the terms of such transaction, the amount of Shares sold, the price thereof, Ladenburg’s compensation, and such other information as may be required pursuant to Securities and Exchange Commission rules.

The Agreement will terminate upon the earlier of (i) the issuance and sale of all of the shares through Ladenburg on the terms and subject to the conditions set forth in the Agreement or (ii) termination of the Agreement as otherwise permitted thereby. The Agreement may be terminated at any time by either party upon five (5) business days’ prior notice, or by Ladenburg at any time in certain circumstances, including the occurrence of a material adverse effect on the Company.

The Company has agreed to pay Ladenburg a commission equal to 3.0% of aggregate gross proceeds that the Company receives from each sale of its shares of common stock and has agreed to provide Ladenburg with customary indemnification and contribution rights.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. The Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Agreement and in the context of the specific relationship between the parties. The provisions of the Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

The opinion of the Company’s counsel regarding the validity of the shares that may be issued pursuant to the Agreement is filed herewith as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy Shares, nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
5.1	Opinion of Arnall Golden Gregory LLP
10.1	At the Market Offering Agreement by and between the Company and Ladenburg Thalmann & Co. Inc.
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATHETER PRECISION, INC.

Date:	May 19, 2025	By:	/s/ Philip Anderson
Philip Anderson
Chief Financial Officer